Exhibit 99.2
VULCAN MATERIALS COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
On November 16, 2007, Legacy Vulcan Corp. (formerly Vulcan Materials Company and referred to below as “Legacy Vulcan”) and Florida Rock Industries, Inc. (“Florida Rock”) completed their previously announced mergers pursuant to the Agreement and Plan of Merger, dated as of February 19, 2007, as amended (the “merger agreement”).
Under the terms of the merger agreement, Legacy Vulcan shareholders received one share of common stock of Vulcan Materials Company “Vulcan” for each share of Legacy Vulcan common stock that they owned. Approximately 95.8 million shares of Vulcan common stock were issued in exchange for all outstanding common stock of Legacy Vulcan based on the one-for-one ratio.
Florida Rock shareholders had the right to elect to receive either 0.63 of a share of Vulcan common stock or $67.00 in cash, without interest, for each share of Florida Rock common stock that they owned. The elections were subject to proration so that, in the aggregate, 70% of all outstanding shares of Florida Rock common stock were exchanged for cash and 30% of all outstanding shares of Florida Rock common stock were exchanged for shares of Vulcan common stock. Additionally, under the terms of the merger agreement, each outstanding Florida Rock stock option, which fully vested prior to the effective time of the mergers, ceased to represent an option to acquire shares of Florida Rock common stock and instead represented the right to receive a cash amount equal to the excess, if any, of $67.00 per option to acquire one share of Florida Rock common stock over the exercise price payable in respect of such stock option (the “option consideration”).
Approximately $3.21 billion in cash was paid in exchange for approximately 70% of the outstanding common stock of Florida Rock, based on the proration provisions of the merger agreement, and to fund the option consideration. Approximately 12.6 million shares of Vulcan common stock were issued in exchange for approximately 30% of the outstanding common stock of Florida Rock, based on the exchange ratio and proration provisions of the merger agreement, at a value of approximately $1.44 billion. Pursuant to accounting principles generally accepted in the United States of America, the value assigned to the stock consideration paid was based on the $113.97 average closing share price, adjusted for dividends, of Legacy Vulcan’s common stock during the four trading days from February 15, 2007 through February 21, 2007, centered on the day the transaction was announced. Including Legacy Vulcan’s direct transaction costs of approximately $30 million, total cash and stock consideration paid was approximately $4.7 billion.
The mergers have been treated as a purchase business combination pursuant to Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations” (FAS 141). Legacy Vulcan is considered the acquiring corporation for accounting and financial reporting purposes; accordingly, the historical financial statements of Legacy Vulcan become the historical financial statements of Vulcan. Under FAS 141, the purchase price paid by Legacy Vulcan, together with the direct costs of the mergers incurred by Legacy Vulcan, have been allocated to Florida Rock’s tangible and intangible assets and liabilities based on their estimated fair values, with the excess recorded as goodwill. The assets, liabilities and results of operations of Florida Rock have been consolidated into the assets, liabilities and results of operations of Vulcan as of the closing date of the mergers.
The unaudited pro forma condensed combined statement of earnings presented for the year ended December 31, 2007 reflects the combined results of Vulcan and Florida Rock on a pro forma basis, as if the mergers were consummated as of January 1, 2007. The pro forma amounts combine (i) Vulcan’s audited historical condensed consolidated statement of earnings contained in its Annual Report on Form 10-K for the year ended December 31, 2007, which includes the actual results of Florida Rock subsequent to the November 16, 2007 mergers, (ii) Florida Rock’s unaudited historical condensed consolidated statements of earnings for the nine months ended September 30, 2007 derived from its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007 and June 30, 2007 and its Annual Report on Form 10-K for the year ended September 30, 2007, and (iii) Florida Rock’s unaudited historical statement of earnings for the period October 1, 2007 through November 16, 2007 derived from its internal books and records of accounting. An unaudited pro forma condensed combined balance sheet is not presented as the acquisition was reflected in the consolidated balance sheet contained in Vulcan’s Annual Report on Form 10-K for the year ended December 31, 2007. The total purchase consideration of approximately $4.7 billion has been allocated to Florida Rock’s tangible and intangible assets acquired and liabilities assumed based on management’s initial valuation estimates, and further refinements are likely to be made. Definitive allocations will be performed and finalized based upon valuation analyses and other studies when completed. The excess of the purchase consideration over preliminary valuations of the net tangible and identifiable intangible assets has been recorded as goodwill.
We anticipate that the mergers will provide the combined company with cost-saving synergies and other financial benefits. We expect such synergies to be partially offset by merger-related integration costs. Additionally, as a result of the mergers, we divested certain Florida Rock and Vulcan assets as required by the Antitrust Division of the U.S. Department of Justice as a condition of their approval of the mergers. The accompanying unaudited pro forma condensed combined statement of earnings, while helpful in illustrating the operating results of the combined company under one set of assumptions, does not reflect any cost-saving or other synergies which may be attainable as a result of the mergers, any potential costs to be incurred in integrating the two companies, or the effects of divesting certain facilities and, accordingly, does not attempt to predict or suggest future results.
The unaudited pro forma condensed combined statement of earnings included herein is presented for informational purposes only. This information includes certain assumptions and estimates and may not necessarily be indicative of the results of operations that would have occurred if the mergers had been consummated as of the beginning of the period presented or which may be attained in the future. The unaudited pro forma condensed combined statement of earnings should be read in conjunction with the accompanying notes included in this Form 8-K, Vulcan’s Annual Report on Form 10-K for the year ended December 31, 2007, and Vulcan’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008.
This discussion of the unaudited pro forma condensed combined financial information of Vulcan and Florida Rock and the information itself contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance, synergies and the combined businesses of Vulcan and Florida Rock. Statements preceded by, followed by or that include words such as “may,” “will,” “expect,” “intend,” “anticipate,” “continue,” “estimate,” “project,” “believe,” “plan” or similar expressions are intended to identify some of the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are included, along with this statement, for purposes of complying with the safe harbor provisions of that Act. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the risks and uncertainties described under the heading “Risk Factors” in Vulcan’s Annual Report of Form 10-K for the fiscal year ended December 31, 2007. We undertake no obligation to update publicly or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise.

VULCAN MATERIALS COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
For the Year Ended December 31, 2007

	Historical
		Florida Rock
		For the
	Vulcan	Period
	For the Year	January 1,
	Ended	2007 through	Pro Forma
	December 31,	November 15,	Adjustments		Pro Forma
(Amounts in thousands, except per share data)	2007	2007	(Note 2)		Combined
Net sales	$3,090,133	$888,410	$(12,982	)(a)	$3,965,561
Delivery revenues	237,654	31,052	—		268,706

Total revenues	3,327,787	919,462	(12,982)		4,234,267

Cost of goods sold	2,139,230	627,981	28,791	(b)	2,783,020
			(12,982	)(a)
Delivery costs	237,654	29,970	—		267,624

Cost of revenues	2,376,884	657,951	15,809		3,050,644

Gross profit	950,903	261,511	(28,791)		1,183,623
Selling, administrative and general expenses	289,604	131,487	(48,391	)(c)	372,700
Gain on sale of property, plant and equipment, net	58,659	(44)	—		58,615
Other operating expense (income), net	5,541	—	—		5,541

Operating earnings	714,417	129,980	19,600		863,997
Other (expense) income, net	(5,322)	1,427	—		(3,895)
Interest income	6,625	1,598	—		8,223
Interest expense	48,218	402	135,599	(d)	184,219

Earnings from continuing operations before income taxes	667,502	132,603	(115,999)		684,106
Provision for income taxes	204,416	54,919	(44,822	)(e)	214,513

Earnings from continuing operations	$463,086	$77,684	$(71,177)		$469,593

Earnings per share from continuing operations:
Basic	$4.77				$4.35
Diluted	$4.66				$4.25

Weighted-average common shares outstanding — basic	97,036		11,016		108,052
Weighted-average common shares outstanding — diluted	99,403		11,016		110,419
See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

VULCAN MATERIALS COMPANY
Notes to Unaudited Pro Forma Condensed Combined Statement of Earnings
1. Pro Forma Assumptions and Adjustments
The unaudited pro forma condensed combined statement of earnings does not give effect to any cost-saving or other synergies which may be attainable in the future as a result of the mergers, any potential costs to be incurred in the future in integrating the two companies, or the effects of divesting certain facilities. Additionally, the allocation of the purchase price has not been finalized, and there can be no assurance that the final allocation of purchase price and the related statement of earnings adjustments will not differ materially from the amounts reflected herein. Accordingly, the unaudited pro forma condensed combined statement of earnings does not attempt to predict or suggest future results.
The following notes refer to the pro forma adjustments included in the unaudited pro forma condensed combined statement of earnings.
(a)	To eliminate sales and cost of goods sold between Legacy Vulcan and Florida Rock for the period from January 1, 2007 through the effective time of the mergers on November 16, 2007.
(b)	To record additional depreciation, depletion and amortization expense related to the upward adjustment of approximately $1.1 billion to record property, plant and equipment and intangible assets at their estimated fair values through purchase accounting. The amounts of these adjustments are based on management’s initial internal estimates of fair values of the related assets, and further refinements are likely to be made.
(c)	To remove nonrecurring charges directly attributable to the mergers, consisting primarily of legal, accounting and investment advisor fees incurred by Florida Rock prior to the completion of the mergers and the acceleration of expense referable to Florida Rock stock options that fully vested immediately prior to the effective time of the mergers.
(d)	To record interest expense, including amortization of deferred financing costs, associated with the approximately $3.2 billion in borrowings used to finance the acquisition of 70% of the outstanding shares of Florida Rock common stock, the cash settlement of Florida Rock stock options outstanding immediately prior to the effective time of the mergers and Legacy Vulcan’s direct transaction costs. The adjustments to interest expense are presented as if the borrowings (i) occurred on January 1, 2007, (ii) were outstanding during the entire year, and (iii) were comprised of long-term debt equal to the $1.225 billion of notes issued in December 2007 and short-term debt for the remainder of the $3.2 billion in total borrowings. The long-term interest rates used are based on the actual effective interest rates, including the amortization of debt issue costs and losses on forward starting interest rate swaps, of the long-term debt issued in December 2007. The short-term interest rates used are based on a current blended borrowing rate under our existing short-term credit facilities and commercial paper program. A 1/8% increase (decrease) in the assumed interest rate on the variable rate short-term borrowings would increase (decrease) annual interest expense by approximately $2.5 million.
(e)	To record the income tax impact on pro forma adjustments at the estimated statutory income tax rate of the combined company.
2. Unaudited Pro Forma Combined Earnings Per Share
The pro forma basic and diluted earnings per share are based on the historical weighted-average number of shares of Vulcan common stock outstanding adjusted for additional common stock issued to Florida Rock shareholders as part of the purchase consideration. Shares of common stock issued to Florida Rock shareholders are assumed to have been issued as of January 1, 2007 and outstanding for the entire period. Vulcan’s historical weighted-average common shares outstanding include the effects of shares issued to Florida Rock shareholders for the period subsequent to the November 16, 2007 merger date. Accordingly, the adjustment for shares issued to Florida Rock shareholders has been weighted for the period from January 1, 2007 through November 15, 2007. The following table presents the computation of pro forma basic and diluted weighted-average shares outstanding.

Weighted-Average
Shares
For the Year
Ended December
(Amounts in thousands)	31, 2007

Vulcan historical weighted-average common shares outstanding — basic	97,036
Shares of Vulcan common stock issued to Florida Rock shareholders weighted for the period January 1, 2007 through November 15, 2007	11,016

Pro forma weighted-average common shares outstanding — basic	108,052

Vulcan historical weighted-average common shares outstanding — diluted	99,403
Shares of Vulcan common stock issued to Florida Rock shareholders weighted for the period January 1, 2007 through November 15, 2007	11,016

Pro forma weighted-average common shares outstanding — diluted	110,419

5